EXHIBIT NO. 99.1: Press release of Alcan Inc., dated November 22, 2002.

Press Release

FOR IMMEDIATE RELEASE

ALCAN INC. TO BUY VAW PACKAGING

Montreal, Canada - November 22, 2002 - Alcan Inc. (NYSE, TSE: AL) today announced that it has reached a non-binding agreement in principle with Norsk Hydro to purchase VAW Packaging (FlexPac) for approximately 345 million euro. The proposed acquisition adds good value and represents an excellent platform for profitable growth. It would significantly enhance Alcan's global position in packaging, expanding its footprint technologically and regionally, particularly in the developing markets of Asia. Alcan would have world-class flexible packaging operations in Europe, Asia and the Americas.

FlexPac, which includes 14 plants in 8 countries and 5,400 employees, posted consolidated sales of 637 million euro in 2001. Based upon projected earnings for 2002, the purchase price represents a multiple of about 6.9 times EBITDA (earnings before interest, taxes, depreciation and amortization).

 "This is an excellent opportunity for Alcan and, like Alouette, demonstrates our ability to be selective in acquisitions to meet our governing objective of maximizing value.  The proposed acquisition adds attractive market segments and economic opportunities. It also reinforces Alcan's commitment to profitably grow the packaging business and increases our ability to serve our customers as they expand globally", said Travis Engen, President and Chief Executive Officer of Alcan Inc.

FlexPac comprises a set of custom manufacturing businesses producing high-quality flexible packaging products for a wide variety of end-use customers and manufacturers' of consumer goods, including those in the food, dairy and pharmaceutical industries. The group would add leading technological capability, including engineered films, and management strength to the Alcan Packaging portfolio. These attractive product and market portfolios are complementary to the existing Alcan Packaging businesses, offering value-creating synergies and enhancing Alcan's ability to serve its customers.

FlexPac has in recent years been expanding its activities in developing markets, including Turkey and China where operations were added to the portfolio in mid 2001. This would allow Alcan to participate more effectively in Eastern Europe and Asia. Conversely, in becoming part of Alcan's leading packaging group, FlexPac would have better stability and strategic direction.  Together, these would allow the transfer of best practices between the two groups to improve their overall performance.

It is the parties' intention to sign a definitive agreement once Norsk Hydro has completed its consultations with the representative employee bodies. The proposed transaction is expected to be completed in mid-2003 subject to the necessary regulatory approvals. At the conclusion of the definitive share purchase agreement, it is also intended that Alcan will waive the pre-emptive rights in respect to the Alunorf rolling mill in Germany and will terminate the related litigation. Alcan is pleased to have achieved this additional "win-win" result as part of the FlexPac transaction. With this proposed settlement, the parties have agreed to work together to clarify the structure of the Alunorf joint venture and to achieve improvements in the operations at Alunorf, a world-class rolling mill.

It is noteworthy that the FlexPac business does have some minority interests, in certain business units, principally in Asia. Alcan considers these to be an important and positive feature to secure management continuity.

Alcan is a multinational, market-driven company and a global leader in aluminum and specialty packaging with 2001 revenues of US$ 12.6 billion. With world-class operations in primary aluminum, fabricated aluminumas well as flexible and specialty packaging, Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs some 48,000 people and has operating facilities in 38 countries.

Statements made in this press release which describe the Company's intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's results could differ materially from those expressed or implied in such statements. Reference should be made to the most recent Form 10-Q for a summary of major risk factors.

Media contact	Investor contact

John Gardner	Jo-Ann Longworth
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Elisabeth Vassallucci
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